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                                                                      EXHIBIT 99




                                                       RE: HARDINGE, INC.
                                                       ONE HARDINGE DRIVE
                                                       ELMIRA, NY 14902
                                                       (NASDAQ: HDNG)

AT THE COMPANY:        AT FRB | WEBER SHANDWICK:
Richard L. Simons      Kerry Thalheim       John McNamara
Exec VP & CFO          General Inquiries    Analyst Inquiries
(607) 734-2281         (212) 445-8437       (212) 445-8435



FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 7, 2002


                    HARDINGE REPORTS FOURTH QUARTER EARNINGS


ELMIRA, N.Y., FEBRUARY 7, 2002 -- Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported pro forma earnings of $0.7 million, or $0.08 per basic and diluted share, for the three months ended December 31, 2001. This compares to pro forma earnings of $2.1 million, or $0.24 per basic and diluted share, in the fourth quarter of 2000. For the full year of 2001, Hardinge reported pro forma earnings of $5.4 million, or $0.62 per basic and diluted share, as compared to $7.7 million, or $0.88 per basic and diluted share, for the year of 2000.

These pro forma results differ from net income by the amortization of purchased goodwill, which was $0.2 million and $0.8 million, respectively, for the three and twelve months ended December 31, 2001, and $0.04 million and $0.1 million, respectively, for the three and twelve months ended December 31, 2000. The full year 2001 pro forma earnings also exclude a September, 2001 nonrecurring realignment charge of $26.5 million, or $3.05 per basic and diluted share, net of tax benefits ($38.0 million, of which less than $1.0 million is cash, before tax benefits).

Net income was $0.6 million, or $0.06 per basic and diluted share, for the fourth quarter of 2001. This compares to net income of $2.0 million, or $0.23 per basic and diluted share, in the fourth quarter of 2000. For the full year of 2001, Hardinge reported net income, excluding the realignment charge, of $4.6 million, or $0.53 per basic and diluted share, as compared to $7.5 million, or $0.86 per basic and diluted share, for the year of


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2000. Including the realignment charge, the 2001 net loss was $(21.9) million, or $(2.51) per basic and diluted share.



The following table summarizes the Company's 2001 sales by geographical region, with comparisons to the same periods of 2000.


                   Fourth Quarter                  Full Year
              -------------------------    --------------------------
                                 %                             %
               2001     2000   Change        2001     2000   Change
              -------------------------    --------------------------
United States $17,816  $33,430    -47%     $ 89,984  $124,484    -28%
Europe         22,442   11,120    102%       79,610    43,289     84%
Other           7,256    3,985     82%       39,928    21,706     84%
              -------------------------    --------------------------
              $47,514  $48,535     -2%     $209,522  $189,479     11%
              -------------------------    --------------------------


The 2001 sales numbers include the results of Hauser Tripet Tschudin (HTT), which was acquired on December 22, 2000. Excluding sales of HTT, total sales were $34.6 million for the fourth quarter of 2001, a decrease of $13.9 million or 28.7 percent from the same period of 2000. Total year sales excluding HTT were $170.4 million, which is $19.1 million, or 10.1 percent below the sales of 2000.

In its U.S. markets, the Company continued to track the industry wide year-over-year reductions in sales. Statistics from the Association for Manufacturing Technology, the industry's trade association, indicate that U.S. sales of metal-cutting machines by industry participants were down by a comparable percentage to Hardinge results for both the fourth quarter and the full year. For Hardinge overall, this reduction in the U.S. market has been offset by the addition of HTT, which sells primarily in Europe, and strong sales of Hardinge products into China.

The following table summarizes the Company's 2001 sales by product category, with comparisons to the same periods of 2000.


                           Fourth Quarter               Full Year
                    --------------------------  ---------------------------
                      2001    2000   % Change     2001     2000    % Change
                    --------------------------  ---------------------------
Machines             $32,388  $31,653      2%   $143,111  $120,420      19%
Non-machine
products & services   15,126   16,882    -10%     66,411    69,059      -4%
                    --------------------------  ---------------------------
                     $47,514  $48,535     -2%   $209,522  $189,479      11%
                    --------------------------  ---------------------------

The sales of machines have been helped by the acquisition of HTT, which is heavily

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weighted in the machine sales category. The more significant year-on-year change in non-machine products & services in the fourth quarter is due primarily to the continued slowdown in manufacturing activity in the U.S.

The Company's backlog at December 31, 2001 was $51.2 million, a decrease of 14.7 percent from the $60.0 million backlog on September 30, 2001. The backlog decreased 21.0 percent since December 31, 2000, when it was $64.8 million, which included the HTT backlog.

As previously reported, the September 2001 realignment charge has better positioned the Company to focus its U.S. manufacturing operations on those product lines which will provide the strongest sustained shareholder returns, leveraging the Company's competitive advantage in providing technologically advanced, cost-effective, high end products. The realignment will also result in a financially stronger company, as under-performing inventory and other assets are converted into cash through sales at discounted prices and tax benefits, enabling Hardinge to reduce its debt level and free up resources for better uses.

The fourth quarter 2001 gross margin was 30.1 percent of sales, compared to
30.9 percent in the fourth quarter of 2000. Excluding the nonrecurring realignment charge in September, full year gross margin was 30.6 percent of sales, compared to 32.2 percent of sales in 2000. Competitive discounting of machine prices has increased substantially. Gross margins were also negatively impacted by lower recovery of fixed manufacturing overhead, because of decreased U.S. production. These factors were only partly offset by numerous cost reduction initiatives taken throughout 2001, including North American workforce reductions in June, August and December which total 40 percent of the Company's total North American workforce.

Interest expense for the fourth quarter and the year are significantly higher than the comparable numbers from 2000 due to the borrowing incurred in acquiring HTT, which totaled approximately $31.5 million. The Company has also experienced higher average interest rates in the fourth quarter as recent lower profitability has driven pricing under debt agreements to higher levels.

The Company is in negotiations with several banks to replace the current unsecured financing with secured financing, using its working capital as collateral. Based on its negotiations, as well as the Company's large unsecured asset base and relatively low debt to total capitalization ratio, management is confident that such financing will be available at reasonable rates. If the current earnings trend continues, it is probable that the Debt to EBITDA covenant in the Company's current debt agreements will be violated during 2002. Based on discussions with the banks, management believes that it will be able to obtain a waiver of those covenants should it be needed to allow time to put other financing in place. Because those negotiations are not complete at this time, the total amount of the Company's debt is classified as currently payable as of December 31, 2001.

Income tax expense was $0.1 million for the quarter ended December 31, 2001 and a benefit of $10.2 million for the full year of 2001. The full year benefit included $11.5 million of tax benefits from the realignment charges. Tax expense was also reduced because the mix of taxable income, which included more profits generated in foreign countries with comparatively lower tax


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rates.

J. Patrick Ervin, President and Chief Executive Officer, commented, "Although our geographic diversification enabled us to achieve a consolidated profit for this very difficult quarter, current order levels do not indicate that the over-due cyclical turnaround has begun. Also, our European order levels have decreased toward the end of the year as the economy there has shown signs of a slowdown. If this pattern doesn't reverse, we could see reduced sales levels in Europe by the third quarter of this year.

"Manufacturing activity in North America, which remains the largest market for our U.S. made machines and our non-machine revenues, continues at very depressed levels. During the fourth quarter of 2001, the U.S. market for metal-cutting tools is down over 60 percent from its highs three years ago, as companies of all sizes defer necessary investments in productivity-building technology. Furthermore, continued announcements of layoffs and even bankruptcies among manufacturing companies in the U.S. reduce the number of potential orders from those companies. This environment has created a situation where industry-wide orders have decreased quarter by quarter throughout 2001. Congress had an opportunity to provide targeted tax incentives for capital investment within an economic stimulus package, both of which are clearly needed, but their delays and subsequent failure to do so have actually made matters worse.

"We first saw evidence of this downturn in late 1998. We announced our first workforce reductions in January of 1999, and our cost reduction initiatives have never let up. We continue to monitor market conditions, as we must, and we will continue to respond as needed. The year 2002 is starting out to be a continuation of the difficult conditions we saw in 2001. However, we will continue to focus on cash management and cost controls, while ensuring that we will be ready with the people and the products to allow us to take full advantage of the inevitable upturn.

"Because of our strong financial position, Hardinge has been able to continue our essential new product development efforts. We will be announcing new products in all of our major machine lines during 2002 to further leverage our strengths in providing advanced material-cutting productivity for the world's manufacturers. Nothing has changed the fundamental worldwide need for machine tools, and Hardinge is positioned to provide the marketplace with the best machines available, when manufacturing gets back on its feet," Mr. Ervin concluded.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.on24.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products. The Company's common stock trades on NASDAQ under the symbol "HDNG." For more information, please visit the Company's website at www.hardinge.com.

THIS NEWS RELEASE CONTAINS STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO THE FINANCIAL PERFORMANCE OF HARDINGE INC. SUCH STATEMENTS ARE BASED UPON INFORMATION KNOWN TO


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MANAGEMENT AT THIS TIME. THE COMPANY CAUTIONS THAT SUCH STATEMENTS NECESSARILY
INVOLVE UNCERTAINTIES AND RISK, AND DEAL WITH MATTERS BEYOND THE COMPANY'S ABILITY TO CONTROL AND IN MANY CASES THE COMPANY CANNOT PREDICT WHAT FACTORS WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED. AMONG THE MANY FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS ARE FLUCTUATIONS IN THE MACHINE TOOL BUSINESS CYCLES, CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE U.S. OR INTERNATIONALLY, THE MIX OF PRODUCTS SOLD AND THE PROFIT MARGINS THEREON, THE RELATIVE SUCCESS OF THE COMPANY'S ENTRY INTO NEW PRODUCT AND GEOGRAPHIC MARKETS, THE COMPANY'S ABILITY TO MANAGE ITS OPERATING COSTS, ACTIONS TAKEN BY CUSTOMERS SUCH AS ORDER CANCELLATIONS OR REDUCED BOOKINGS BY CUSTOMERS OR DISTRIBUTORS, COMPETITORS' ACTIONS SUCH AS PRICE DISCOUNTING OR NEW PRODUCT INTRODUCTIONS, GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS, CHANGES IN THE AVAILABILITY AND COST OF MATERIALS AND SUPPLIES, THE IMPLEMENTATION OF NEW TECHNOLOGIES AND CURRENCY FLUCTUATIONS. ANY FORWARD-LOOKING STATEMENT SHOULD BE CONSIDERED IN LIGHT OF THESE FACTORS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE ITS FORWARD-LOOKING STATEMENTS IF UNANTICIPATED EVENTS ALTER THEIR ACCURACY.

                           - Financial Tables Follow -

                                  HARDINGE INC.
                                INCOME STATEMENTS
                  (Dollars in thousands, except per share data)


                                                                     Three months ended               Year ended
                                                                         December 31,                 December 31,
                                                                      2001         2000            2001           2000
                                                                  ------------------------      ------------------------
     Net Sales                                                    $  47,514      $  48,535      $ 209,522      $ 189,479
     Cost of sales                                                   33,209         33,517        145,508        128,531
     Cost of sales - nonrecurring(2)                                                               27,237
                                                                  ------------------------      ------------------------
     Gross profit                                                    14,305         15,018         36,777         60,948

     Selling, general and administrative expenses                    12,016         11,668         53,209         47,037
     Provision for doubtful accounts(1,2)                               466            572          6,676          1,242
     Impairment charge - nonrecurring(2)                                                            5,519
                                                                  ------------------------      ------------------------
     Income (loss) from operations                                    1,823          2,778        (28,627)        12,669
     Interest expense                                                 1,069            388          3,656          1,736
     Interest (income)                                                 (117)          (257)          (509)          (582)
                                                                  ------------------------      ------------------------
     Income(loss) before income taxes and minority
        interest in consolidated subsidiary and
        investment of equity company                                    871          2,647        (31,774)        11,515

     Income taxes (benefits)                                            145            443        (10,245)         3,631

     Minority interest in (profit) of consolidated subsidiary          (232)           (97)          (642)          (263)
     (Loss) profit in investment of equity company                       68            (89)           318            (89)

     Net income (loss)(2)                                         $     562      $   2,018      ($ 21,853)     $   7,532
                                                                  ========================      ========================

     Basic earnings (loss) per share(2)                           $     .06      $     .23      ($   2.51)     $     .86
                                                                  ========================      ========================
     Weighted average
      shares outstanding                                              8,676          8,718          8,695          8,755
                                                                  ========================      ========================

     Diluted earnings (loss) per share(2)                         $     .06      $     .23      ($   2.51)     $     .86
                                                                  ========================      ========================
     Weighted average
      shares outstanding                                              8,681          8,718          8,695          8,794
                                                                  ========================      ========================

----------
(1) 2001 provision for doubtful accounts includes $5,200 of nonrecurring expense.
(2) 2001 includes a nonrecurring charge of $37,956 ($26,455 after-tax) related to the realignment in the third quarter. Excluding this charge, 2001 earnings and basic and diluted earnings per share would have been $4,602, $0.53 and $0.53, respectively.


     Other financial data:

     Gross margin                             30.1%          30.9%          17.6%          32.2%
     Operating margin                          3.8%           5.7%         -13.7%           6.7%
     Capital expenditures                $     565         $1,343        $ 8,057         $3,171
     Depreciation and amortization       $   1,927         $2,162        $10,722         $9,827


                                  HARDINGE INC.
                              SUMMARY BALANCE SHEET
                  (Dollars in thousands, except per share data)


                                           At             At
                                        DEC. 31,       DEC. 31,
                                        --------       --------
                                          2001           2000
                                          ----           ----
    Working capital
     (excluding impact of
     current bank debt)                $117,638         $122,147
    Working capital
     (net of current bank debt)          62,018          118,042
    Total assets                        254,491          283,116
    Long-term debt                        4,474           47,417
    Shareholders' equity                141,215          169,463

    Book value per share               $  16.04         $  19.11
    Shares outstanding                    8,802            8,868
    Ratio of total debt to
     total capitalization
     plus short-term debt                 30.01%           25.68%